Exhibit 8.1
[Letterhead of Dewey Ballantine LLP]
December 19, 2006
Illumina, Inc.
9885 Towne Centre Drive
San Diego, CA 92121
Ladies and Gentlemen:
     We have acted as counsel to Illumina, Inc., a Delaware corporation (“Illumina”), in connection with the preparation of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on December 4, 2006, as amended through the date hereof (the “Registration Statement”), in respect of the proposed acquisition by Illumina of Solexa, Inc., a Delaware corporation (“Solexa”), through a merger of Callisto Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Illumina (“Merger Sub”), with and into Solexa, with Solexa as the surviving corporation, on the terms and conditions set forth in the Agreement and Plan of Merger, dated as of November 12, 2006, by and among Illumina, Merger Sub and Solexa.
     In our capacity as your counsel, we have participated in the preparation of the discussion set forth in the section entitled “The Merger — Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, the discussion, to the extent that it states matters of United States federal income tax law or legal conclusions, and subject to the qualifications, assumptions and limitations stated therein, is accurate in all material respects. In giving this opinion, to the extent we have determined relevant for the purposes of this opinion, we have relied upon the accuracy and completeness of the other statements contained in the Registration Statement.
     This opinion is expressed as of the date hereof, and except as set forth above, we express no other opinion.
     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name under the headings “The Merger — Material United States Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Dewey Ballantine LLP